Exhibit 99.1

Gray Television Announces Upsizing and Pricing of $300.0 Million of Senior Notes Due 2020

ATLANTA, September 24, 2012 /PRNewswire via COMTEX/ — Gray Television, Inc. (“Gray” or the “Company”) (NYSE: GTN) announced today that it has priced its offering of $300.0 million aggregate principal amount of 7.500% senior notes due 2020 (the “Notes”). This represents an increase of $50.0 million over the amount previously announced. The Notes were priced at 99.266% of par. The Company’s existing, and certain future, subsidiaries will guarantee the Notes on a senior unsecured basis. The sale of the Notes is expected to be completed on October 9, 2012, subject to customary closing conditions.

The Company intends to use the net proceeds from the offering of the Notes to (i) repurchase for cash a portion of the Company’s outstanding 10 1/2% senior secured second lien notes due 2015 (the “2015 notes”) pursuant to a previously announced cash tender offer by the Company and (ii) pay related fees and expenses. If the Company does not use all of the proceeds from the offering of Notes to repurchase 2015 notes pursuant to the tender offer for any reason, the Company intends to use the remaining proceeds from the issuance of the Notes to (i) redeem the outstanding shares of the Company’s Series D perpetual preferred stock and (ii) repay a portion of the term loans outstanding under the Company’s senior credit facility.

The Notes and the related guarantees have not been registered under the Securities Act of 1933 or the securities laws of any other place and may not be offered or sold in the United States absent registration or an applicable exemption therefrom. The Notes will be offered only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes, and shall not constitute an offer, solicitation or sale of any Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are statements other than statements of historical fact, and may include, among other things, statements regarding our current expectations and beliefs as to the consummation of the offering of Notes and the uses of proceeds thereof, and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of September 24, 2012. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012, each of which is on file with the SEC and available at the SEC’s website at www.sec.gov.

Contact:	Gray Television, Inc. Jim Ryan, Senior V.P. and Chief Financial Officer (404) 504-9828